EXHIBIT 5.1


                      SCHNADER HARRISON SEGAL & LEWIS, LLP
                               1600 Market Street
                        Philadelphia, Pennsylvania 19103



                                   May 1, 1998



Highlands Insurance Group, Inc.
1000 Lenox Drive
Lawrenceville, New Jersey 08648

                  Re:      Registration Statement on Form S-3 for
                           500,000 Shares of Common Stock

Ladies and Gentlemen:

          As counsel for Highlands Insurance Group, Inc., a Delaware corporation (the "Company"), we are furnishing this opinion in connection with the above-captioned Registration Statement relating to the issuance and sale of 500,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") pursuant to the Company's Agency Stock Purchase Plan. We have participated in the preparation of the Registration Statement and have also examined the Company's Certificate of Incorporation and By-laws and resolutions of the Board of Directors of the Company.

          Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.

          In our opinion, the Shares have been duly authorized and, when issued and payment has been received therefor, will be legally issued, fully paid and non-assessable.

          We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,




                                   /s/ Schnader Harrison Segal & Lewis, LLP
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